Exhibit 99.1

Contact:	Tricia Richardson
Novavax, Inc.
240-268-2031
NOVAVAX NAMES LEN STIGLIANO CHIEF FINANCIAL OFFICER
Rockville, MD., July 5, 2007, Novavax, Inc. (Nasdaq: NVAX) said today that Len Stigliano has been appointed Vice President, Chief Financial Officer and Treasurer, effective July 2, 2007.
Mr. Stigliano has been acting as Interim Chief Financial Officer since April 9, 2007, through an arrangement with Tatum LLC, a national executive service firm where he was a financial partner. Prior to his tenure at Tatum, Len spent over 30 years in various financial and general management roles in life sciences.
“I am extraordinarily pleased to welcome Len to Novavax’s senior management team,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “Len’s depth of knowledge in financial, general management and drug development is outstanding. He also brings important expertise in negotiations of business transactions, fund raising, human resources, and facilities management. He has proven his talent and skills as interim CFO, and I am confident he will add tremendous value in the exciting times ahead for our company.”
“I am pleased to join the Novavax team on a permanent basis,” Mr. Stigliano said. “I am impressed with Novavax’s focus and commitment to becoming a premier vaccine company, and with the enthusiasm and talent in the Company.”
“We have been impressed by Len in his role as interim CFO and are looking forward to working with him on permanent basis. He is a seasoned finance and business professional,” said Michael McManus, a member of Novavax’s Board of Directors and chairman of the board’s audit committee. “His expertise, insights and discipline will help ensure Novavax delivers on its milestones.”
A certified public accountant, Mr. Stigliano has held roles as a CFO in several public companies as well as general management positions in diagnostics and most recently as President-Global Operations of a clinical research organization where he supervised over 800 professionals globally. He has also raised over $250 million in equity transactions, joint ventures and management buyouts.
Mr. Stigliano also holds a BA from Rutgers University and an MBA from Pace University.
About Novavax, Inc.
Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.